INTERIM INVESTMENT MANAGEMENT AGREEMENT

      INVESTMENT MANAGEMENT AGREEMENT made this 12th day of October, 2010, by and between FIRST TRUST EXCHANGE-TRADED FUND, a Massachusetts business trust (the Company), and FIRST TRUST ADVISORS L.P., an Illinois limited partnership (the Adviser).

      WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (1940 Act), as an open-end management investment company;

      WHEREAS, the Company is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, the Company has offered shares in the series set forth on Schedule A attached hereto (each such series being herein referred to as a "Fund," and collectively as the Funds);

      WHEREAS, the Company has retained the Adviser as investment adviser, to furnish certain investment advisory and portfolio management services to the Company with respect to each Fund, pursuant to an Investment Management Agreement (the Management Agreement);

      WHEREAS, effective this date, James A. Bowen, the President of the Advisor, has acquired all the common stock of The Charger Corporation, the general partner to the Advisor (the Transaction);

      WHEREAS, the Transaction operates as an assignment of the Management Agreement and therefore the Management Agreement terminates pursuant to Section 11 thereof;

      WHEREAS, the Company desires to continue to retain the Adviser to furnish certain investment advisory and portfolio management services for each Fund; and

      WHEREAS, the Company and the Adviser desire to enter into this agreement (the Agreement) pursuant to Rule 15a-4 under the 1940 Act, under which the Adviser will furnish certain investment advisory and portfolio management services for each Fund upon the terms and conditions hereafter set forth:

                                  WITNESSETH:

      Now, Therefore, consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

       1. The Company hereby engages the Adviser to act as the investment adviser for, and to manage the investment and reinvestment of the assets of, each Fund in accordance with each Funds investment objective and policies and limitations, and to administer each Funds affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Company for the period and upon the terms herein set forth. The investment of each Funds assets shall be subject to the Funds policies, restrictions and limitations with respect to securities investments as set forth in the Funds then current registration statement under the l940 Act, and all applicable laws and the regulations of the Securities and Exchange Commission relating to the management of registered open-end management investment companies.

      The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Funds' transfer agent, administrator or other service providers) for the Funds, to permit any of its officers or employees to serve without compensation as trustees or officers of the Company if elected to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall at its own expense furnish all executive and other personnel, office space, and office facilities required to render the investment management and administrative services set forth in this Agreement. In the event that the Adviser pays or assumes any expenses of a Fund not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or similar expense in the future; provided, that nothing contained herein shall be deemed to relieve the Adviser of any obligation to a Fund under any separate agreement or arrangement between the parties.

       2. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Company in any way, nor otherwise be deemed an agent of the Company.

       3. For the services and facilities described in Section 1, each Fund will pay to the Adviser and the Adviser agrees to accept as full compensation therefor, an investment management fee equal to the annual rate of each Funds average daily net assets as set forth on Schedule A, subject to the following. The compensation accrued hereunder will be held in an interest-bearing escrow account with the Funds custodian or another bank (as defined in the 1940 Act) designated by the Company. If a new investment management agreement (the "New Management Agreement") with the Adviser on behalf of the respective Fund is approved by the vote of a majority of the outstanding voting securities of such Fund by the end of the 150-day term of this Agreement, the amount in the escrow account (including the interest earned) will be paid to the Adviser. If a majority of the outstanding voting securities of the applicable Fund does not approve the New Management Agreement with the Adviser on behalf of such Fund within the 150-day period, the Adviser will be paid, out of the escrow account, the lesser of: (i) any costs incurred by the Adviser in performing the Agreement for that Fund (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account for that Fund (plus interest earned).

      For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Company under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

       4. The Adviser shall arrange for suitably qualified officers or employees of the Adviser to serve, without compensation from the Company, as trustees, officers or agents of the Company, if duly elected or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

       5. For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of a Funds portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund.

       6. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of a Funds securities on behalf of the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Funds orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Company's Board of Trustees and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 of the 1940 Act), the Adviser may select brokers or dealers affiliated with the Adviser. It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company, or be in breach of any obligation owing to the Company under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

      In addition, the Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities with similar orders being made simultaneously for other accounts managed by the Adviser or its affiliates, if in the Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to a Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, each Fund acknowledges that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the securities positions obtainable or salable. Whenever a Fund and one or more other investment advisory clients of the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

      The Adviser will not arrange purchases or sales of securities between a Fund and other accounts advised by the Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Company's policies and procedures, (b) the Adviser determines the purchase or sale is in the best interests of each Fund, and (c) the Company's Board of Trustees have approved these types of transactions.

      To the extent a Fund seeks to adopt, amend or eliminate any objectives, policies, restrictions or procedures in a manner that modifies or restricts Adviser's authority regarding the execution of the Funds portfolio transactions, the Fund agrees to use reasonable commercial efforts to consult with the Adviser regarding the modifications or restrictions prior to such adoption, amendment or elimination.

      The Adviser will communicate to the officers and trustees of the Company such information relating to transactions for the Funds as they may reasonably request. In no instance will portfolio securities be purchased by or sold to the Adviser or any affiliated person of either the Company or the Adviser, except as may be permitted under the 1940 Act.

         The Adviser further agrees that it:

             (a) will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

             (b) will conform in all material respects to all applicable rules and regulations of the Securities and Exchange Commission and comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Company and communicated to the Adviser and, in addition, will conduct its activities under this Agreement in all material respects in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

             (c) will report regularly to the Board of Trustees of the Company (generally on a quarterly basis) and will make appropriate persons available for the purpose of reviewing with representatives of the Board of Trustees on a regular basis at reasonable times the management of each Fund, including, without limitation, review of the general investment strategies of each Fund, the performance of each Funds investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Board of Trustees of the Company; and

             (d) will prepare and maintain such books and records with respect to each Funds securities and other transactions as required under applicable law and will prepare and furnish the Company's Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser further agrees that all records which it maintains for each Fund are the property of the Fund and the Adviser will surrender promptly to the Fund any such records upon the request of the Fund (provided, however, that Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the

      Fund) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940 or other applicable law.

       7. Subject to applicable statutes and regulations, it is understood that officers, trustees, or agents of the Company are, or may be, interested persons (as such term is defined in the 1940 Act and rules and regulations thereunder) of the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested persons of the Company otherwise than as trustees, officers or agents.

       8. The Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

       9. Subject to obtaining the initial and periodic approvals required under
Section 15 of the 1940 Act, the Adviser may retain one or more sub-advisers at the Adviser's own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to a Fund. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to a Fund for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

      10. The Company acknowledges that the Adviser now acts, and intends in the future to act, as an investment adviser to other managed accounts and as investment adviser or sub-investment adviser to one or more other investment companies that are not a series of the Company. In addition, the Company acknowledges that the persons employed by the Adviser to assist in the Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Adviser may use any supplemental research obtained for the benefit of the Company in providing investment advice to its other investment advisory accounts and for managing its own accounts.

      11. With respect to each Fund, this Agreement shall become effective on the date provided in Schedule A for the applicable Fund (the Effective Date) and shall remain in full force for (i) 150 days following the Effective Date or
(ii) until a vote of a majority of the outstanding voting securities of the respective Fund shall approve the New Management Agreement with the Adviser or
(iii) unless sooner terminated for the respective Fund as hereinafter provided, whichever occurs first.

      This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Adviser upon sixty (60) days' written notice to the other party. The Company may terminate this Agreement on behalf of a Fund by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of the respective Fund, upon ten (10) calendar days' written notice to the Adviser without payment of any penalty. This Agreement may be terminated, at any time, without the payment of any penalty, by the Board of Trustees of the Company, or by vote of a majority of the outstanding voting securities of the Company, in the event that it shall have been established by a court of competent jurisdiction that the Adviser, or any officer or director of the Adviser, has taken any action which results in a breach of the material covenants of the Adviser set forth herein. Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation, described in Section 3, earned prior to such termination and for any additional period during which the Adviser serves as such for the Fund, subject to applicable law. The terms assignment and vote of the majority of outstanding voting securities shall have the same meanings set forth in the 1940 Act and the rules and regulations thereunder.

      12. This Agreement may be amended or modified only by a written instrument executed by both parties.

      13. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

      14. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.

      15. All parties hereto are expressly put on notice of the Companys Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Company (and its Funds) by the Companys officers as officers and not individually and the obligations imposed upon the Company (and its Funds) by this Agreement are not binding upon any of the Companys Trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund, and persons dealing with the Company or a Fund thereof must look solely to the assets of the applicable Fund for the enforcement of any claims.

      16. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 15 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

      IN WITNESS WHEREOF, the Company and the Adviser have caused this Agreement to be executed on the day and year above written.

                                               FIRST TRUST EXCHANGE-TRADED FUND



                                               By: /s/ James A. Bowen
                                                   -----------------------
                                               Name:   James A. Bowen
                                               Title:  President

ATTEST: /s/ Mark R. Bradley
        --------------------------
Name:   Mark R. Bradley
Title:  Chief Financial Officer

                                               FIRST TRUST ADVISORS L.P.



                                               By: /s/ James A. Bowen
                                                   -----------------------
                                               Name:   James A. Bowen
                                               Title:  President

ATTEST: /s/ Mark R. Bradley
        --------------------------
Name:   Mark R. Bradley
Title:  Chief Financial Officer

                                   SCHEDULE A

                                     FUNDS


                    NAME OF FUND                                                 ANNUAL RATE OF         EFFECTIVE DATE
                                                                               AVERAGE DAILY NET
                                                                                     ASSETS

First Trust Dow Jones Select MicroCap Index(SM) Fund                                  0.50%            October 12, 2010
First Trust Morningstar(R) Dividend Leaders(SM) Index Fund                            0.30%            October 12, 2010
First Trust NASDAQ-100 Equal Weighted Index(SM) Fund                                  0.40%            October 12, 2010
First Trust NASDAQ-100-Technology Sector Index(SM) Fund                               0.40%            October 12, 2010
First Trust US IPO Index Fund                                                         0.40%            October 12, 2010
First Trust NYSE Arca Biotechnology Index Fund                                        0.40%            October 12, 2010
First Trust Strategic Value Index Fund                                                0.50%            October 12, 2010
First Trust Dow Jones Internet Index(SM) Fund                                         0.40%            October 12, 2010
First Trust NASDAQ-100 Ex-Technology Sector Index(SM) Fund                            0.40%            October 12, 2010
First Trust NASDAQ(R) Clean Edge(R) Green Energy Index Fund                           0.40%            October 12, 2010
First Trust Value Line(R) Equity Allocation Index Fund                                0.50%            October 12, 2010
First Trust Value Line(R) Dividend Index Fund                                         0.50%            October 12, 2010
First Trust S&P REIT Index Fund                                                       0.30%            October 12, 2010
First Trust ISE-Revere Natural Gas Index Fund                                         0.40%            October 12, 2010
First Trust ISE Water Index Fund                                                      0.40%            October 12, 2010
First Trust ISE Chindia Index Fund                                                    0.40%            October 12, 2010
First Trust Value Line(R) 100 Exchange-Traded Fund                                    0.50%            October 12, 2010
First Trust NASDAQ(R) ABA Community Bank Index Fund                                   0.40%            October 12, 2010